Exhibit 99.1

           SciClone Completes Enrollment of 500 Patients in
               First of Two Phase 3 Hepatitis C Trials


    SAN MATEO, Calif.--(BUSINESS WIRE)--Sept. 24, 2003--SciClone Pharmaceuticals, Inc. (Nasdaq:SCLN) announced today that it has completed the planned enrollment of 500 patients in the first of its two phase 3 hepatitis C (HCV) clinical trials evaluating its lead immune system enhancing drug ZADAXIN. SciClone intends to complete enrollment of the planned 500 patients for its second phase 3 HCV clinical trial by the end of the first quarter of 2004. SciClone expects all 1,000 patients to have completed the 12-month course of therapy and six-month follow up observation period by the second half of 2005.
    ZADAXIN is the only non-interferon based new drug that we know of currently in phase 3 HCV clinical trials in the U.S. According to the National Institutes of Health, an estimated 4 million people in the U.S. have been infected with the hepatitis C virus.
    "Reaching our enrollment target is a major milestone and demonstrates our progress with the clinical and regulatory development of ZADAXIN," commented Eduardo B. Martins, M.D., Ph.D., Vice President, Medical Affairs of SciClone Pharmaceuticals. "SciClone's trials are designed to demonstrate that ZADAXIN, in combination with pegylated interferon alpha, is effective in treating HCV patients who have not responded to prior therapy with standard of care treatment."
    Current standard therapy for treatment of HCV patients is a 12-month course of pegylated interferon alpha plus ribavirin, a combination only effective for approximately half of all HCV patients in the U.S. Patients who fail initial therapy are termed "non-responders." There is no therapy approved by the U.S. Food and Drug Administration for the re-treatment of these difficult to treat non-responders. SciClone's objective is to have ZADAXIN in combination with pegylated interferon alpha become the first FDA approved therapy for the treatment of non-responders.

    About SciClone's Phase 3 Hepatitis C Trials

    SciClone is conducting two 500 patient clinical trials treating hepatitis C patients who have failed to respond to prior FDA-approved HCV therapies. The two trials are multi-center, randomized and double-blinded studies. The first trial includes HCV patients without evidence of cirrhosis of the liver and the second trial includes HCV patients with mild cirrhosis of the liver.
    In each of the clinical trials, patients are assigned to a 12-month course of either ZADAXIN and pegylated interferon alpha or placebo and pegylated interferon alpha. After completing treatment, the patients will be followed for a six-month observation period. These treatment and follow-up periods are designed to be consistent with the FDA standard for demonstrating sustained response to HCV therapy. Successful completion of both of these trials would likely be necessary for FDA approval.
    Primary endpoints are a sustained virological response (clearance of HCV from the blood) and an improvement in the liver histological activity index measured at the end of the six-month observation period.

    About ZADAXIN

    ZADAXIN is a pure synthetic preparation of thymosin alpha 1, a substance which circulates in the blood naturally and is instrumental in the body's immune response to viral infections and certain cancers. After administration of a single, standard 1.6 mg subcutaneous dosage of ZADAXIN, the circulating levels of thymosin alpha 1 are temporarily increased 50 to 100 times its normal level in the body. ZADAXIN has been approved for sale by the ministries of health of over 30 countries and is marketed in China and selected other countries outside the U.S. SciClone estimates that over 10,000 patients have used ZADAXIN in both clinical and commercial use, alone and in combination with anti-viral and anticancer drugs, without any reported significant ZADAXIN-specific side effects or toxicities.

    About SciClone

    SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of therapeutics to treat life-threatening diseases. Its lead product ZADAXIN is in several late-stage clinical trials, including two phase 3 hepatitis C clinical trials in the U.S., a recently completed phase 3 hepatitis B clinical trial in Japan, a phase 2 malignant melanoma clinical trial in Europe, and two ongoing phase 2 liver cancer pilot studies in the U.S. SciClone's other drug development candidates include SCV-07, a potentially orally available therapeutic to treat infectious diseases and cancer, and other products to treat cystic fibrosis. Additional information is available at www.sciclone.com.

    The information in this press release contains forward-looking statements including timing and completion of enrollment for our second phase 3 HCV clinical trial and the timing and completion of therapy and follow up for both phase 3 HCV clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including the speed with which patients are enrolled in our second HCV clinical trial, unexpected delays in preparation for enrollment and enrollment of patients, our ability to enroll a sufficient number of eligible patients to yield statistically significant results, maintenance of the sufficiency and eligibility of the enrolled patient population, the progress or failure of the HCV clinical trials, unexpected adverse results to patients during our trials and programs, and other events that could prolong the studies or enrollment, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.


    CONTACT: SciClone Pharmaceuticals
             Richard A. Waldron, 650-358-3437